                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "Agreement") dated as of April 1, 1997 is entered into by and between Redman Building Products, Inc. ("Building Products") and David G. Fiore ("Executive").

     WHEREAS, Building Products recognizes that Executive's contribution to the growth and success of Building Products has been substantial;

     WHEREAS, Executive possesses an intimate knowledge of the business and affairs of Building Products, its policies, methods, personnel and problems;

     WHEREAS, Building Products desires that Executive remain in the employ of Building Products to assure itself of the continued services of Executive in light of the major issues that have absorbed and will continue to absorb Building Products' and Executive's attention; and

     WHEREAS, Building Products and Executive wish to enter into this Agreement effective as of the date hereof to reflect their mutual agreements regarding Executive's employment.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency all of which are hereby acknowledged, the parties hereto agree as follows:

     1. EMPLOYMENT. (a) During the Term (as hereinafter defined) hereof, Building Products hereby agrees to continue to employ Executive, and Executive agrees to continue to provide dedicated services to Building Products and its subsidiaries, on the terms and conditions set forth herein.

          (b) TERM. The term of this Agreement (the "Term") shall commence on the date hereof and shall continue until the earlier to occur of (i) the termination of Executive's employment with Building Products pursuant to the provisions of paragraph 5(a) through 5(d) hereunder and (ii) March 31, 2000; PROVIDED, HOWEVER, that unless Building Products or Executive gives the other written notice of its intention to terminate this Agreement not less than 30 days prior to the last day of each month, commencing April 30, 1998, the term of this Agreement automatically shall be extended so that, as of the last day of each month thereafter, the remaining term of this Agreement, subject to clause
(i) above, shall always be two years.

     2. POSITION AND DUTIES. Executive shall serve as President and Chief Executive Officer of Building Products and shall have such responsibilities, powers and duties as are normally attendant such position, and as may from time to time be prescribed by the Board of Directors of Building Products, provided that such duties and responsibilities are substantially consistent with Executive's present duties and those of a senior executive officer. Executive agrees to devote his full and undivided business time and attention to his duties and responsibilities as President and Chief Executive Officer of Building Products and not to engage in any other business activity that would interfere with his duties and responsibilities under this Agreement.

     3. COMPENSATION. Executive shall receive a base salary at the annual rate of $175,000 (the "Minimum Rate"), subject to increase from time to time in the sole discretion of the Board of Directors of Building Products. Any increase in base salary or other compensation shall in no way limit or reduce any other obligation of Building Products hereunder.

     4. BENEFITS; VACATION. During the Term hereof, Executive shall be entitled (a) to continue to participate in or receive benefits under all compensation plans, insurance plans, benefit plans and fringe benefit plans or arrangements presently in effect (or plans and arrangements providing Executive with substantially similar benefits), and shall be eligible to participate in any such plans or arrangements which are made available by Building Products in the future to its executives and key management employees, and (b) to not less than three (3) weeks of paid vacation each year together with all paid holidays given to senior executive officers. Nothing paid to Executive under any such plan or arrangement shall be deemed to be in lieu of compensation to Executive hereunder.

     5.   TERMINATION.

          (a) TERMINATION FOR ANY REASON. Building Products may terminate Executive's employment at any time subject to providing the severance benefits, if any, as hereinafter specified according to the terms hereof. The "Date of Termination" shall mean the date on which Executive's employment hereunder terminates, and shall be specified in a written notice.

          (b) TERMINATION FOR CAUSE. Building Products may terminate Executive's employment for Cause. For the purposes of this Agreement, "Cause" shall mean (i) the deliberate and willful failure by Executive to substantially perform Executive's duties with Building Products, other than any such failure resulting from Executive's incapacity due to physical or mental illness, (ii) the willful engaging by Executive in gross misconduct injurious to Building Products in the sole determination of the Board of Directors of Building Products acting in good faith, (iii) the conviction of Executive for fraud, misappropriation, embezzlement or any felony or, (iv) the failure of Executive to assist Wingate Partners, L.P. ("Wingate") and Building Products in connection with the consummation of the Transaction (as defined in that certain Transaction Incentive Agreement, dated of even date herewith, among Building Products, RBPI Holding Corporation, Wingate and Executive) in such manner as Building Products shall reasonably require; PROVIDED, HOWEVER, that Executive shall not be in violation of clause (iv) of this sentence until he has received written notice of such violation and 15 days' opportunity to cure. For purposes of this subparagraph, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief by Executive that Executive's action or omission was in the best interest of Building Products.

          (c) TERMINATION FOR GOOD REASON. Executive may terminate his employment hereunder for Good Reason. "Good Reason" shall mean (i) any reassignment of Executive to duties materially inconsistent with those attendant his position, title and status with Building Products as set forth in paragraph 2 hereof, (ii) any reduction in Executive's base salary below the Minimum Rate or the removal of Executive from participation in any employee benefit plan generally provided to all executive officers unless Executive is provided with substantially similar benefits pursuant to another plan or arrangement, (iii) any material breach by Building Products of any provision of this Agreement or the failure by Building Products to obtain the assumption of and the agreement to perform this Agreement by any successor as contemplated in paragraph 11(f),
(iv) any requirement that Executive relocate out of the Dallas/Fort Worth metroplex area or (v) any requirement that Executive perform any illegal acts (upon advice of counsel) or acts that a reasonable person in similar circumstances would consider unethical.


          (d)  TERMINATION FOR DISABILITY; RETIREMENT.

               (i) If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties with Building Products on a full time basis for six (6) consecutive months, and within thirty
(30) days after written notice of intention to terminate is given, Executive shall not have returned to the full time performance of Executive's duties, Building Products may terminate this Agreement for "Disability".

               (ii) Termination by Building Products or Executive of Executive's employment based on "Retirement" shall mean termination at normal retirement age in accordance with Building Products' retirement policy, generally applicable to its salaried employees or in accordance with any retirement arrangement established with Executive's consent with respect to Executive.

     6.   COMPENSATION UPON TERMINATION.

          (a) Upon termination of Executive's employment (i) by Building Products for any reason other than for Cause, Disability, Retirement or Death, or (ii) by Executive for Good Reason, in lieu of any severance payments that would otherwise be due Executive upon termination of his employment, which severance benefits are hereby waived and relinquished by Executive, Building Products shall:

               (i) pay Executive his full base salary through the Date of Termination at the rate in effect at the time notice of termination is given (but in no event less than the Minimum Rate), and such bonus (if any), with respect to the immediately preceding fiscal year then ended (provided same has not already been paid) which has been earned by Executive pursuant to Building Products' bonus program then in effect.

              (ii) pay Executive for all accrued and unused vacation through the Date of Termination;

             (iii) pay Executive his full base salary at the rate in effect at the time notice of termination is given (but in no event less than the Minimum
Rate), during the remainder of the

Term in accordance with Building Products' customary payment policies in effect for senior executives, plus the pro rata portion of a bonus, if any, with respect to the then current bonus period applicable to Executive (including any hold back or deferred bonus) to which the Executive would otherwise be entitled but for the termination of Executive's employment. Executive shall not forfeit any bonus for the sole reason that he was not employed by Building Products or its successors or assigns at the end of the applicable bonus period or any date subsequent to the Date of Termination. The provisions hereof shall control over the provisions contained in any bonus plan applicable to Executive.

              (iv) maintain in full force and effect, for the continued benefit of Executive for the remainder of the Term all employee benefit plans relating to hospitalization, medical, life insurance and disability programs or arrangements in which Executive was entitled to participate and in which he was participating immediately before the Date of Termination provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred or otherwise impractical, Building Products shall arrange to provide Executive with benefits substantially similar to those which Executive was entitled to receive under such plans and programs immediately prior to the Date of Termination.

          (b) Executive shall not be required to mitigate the amount of any payment provided for in subparagraph 6(a)(iii) hereof by seeking other employment or otherwise. Building Products shall no longer have an obligation to provide benefits under subparagraph 6(a)(iv) relating to hospitalization, medical, life insurance and disability programs or arrangements to the extent Executive is covered by any hospitalization, medical, life insurance and disability program or arrangement pursuant to any subsequent employment.

          (c) Upon termination of Executive's employment for Cause, Building Products shall pay Executive his full base salary through the Date of Termination at the rate in effect at the time notice of termination is given (but in no event less than the Minimum Rate), and Building Products shall have no further obligations to Executive under this Agreement.

          (d) If Executive is terminated due to Disability in accordance with the provisions of subparagraph 5(d) hereof,

Building Products' sole obligation to Executive shall be to pay Executive his full base salary through the Date of Termination at the rate in effect at the time notice of termination is given (but in no event less than the Minimum
Rate).

          (e) If Executive terminates his employment hereunder for Good Reason, EXCEPT in any instance wherein Good Reason involves or is related to any violation of law or governmental rule or regulation on the part of Building Products or its shareholder, officers, directors, managers, employees, agents, successors or assigns, the payment of compensation pursuant to this Section 6 shall be the sole obligation of Building Products arising from such termination or the circumstances constituting Good Reason and the receipt of such compensation shall be the sole and exclusive remedy of Executive arising from such termination or the circumstances constituting Good Reason.

     7. EXCISE TAXES. Any provision of this Agreement to the contrary notwithstanding, if any amount otherwise payable to Executive pursuant to this Agreement would cause Executive to be subject to an excise tax with respect to such amount on account of Internal Revenue Code section 280G (excess parachute payments), Building Products will make a cash payment equal to the excise tax imposed with respect to any such amount on account of Internal Revenue Code section 280G.

     8. UNAUTHORIZED DISCLOSURE. Executive acknowledges and agrees that all of the documents and information relating to Building Products or its business to which he has had access during his employment, including, but not limited to, this Agreement, all information pertaining to any specific business transactions in which Building Products is or was involved, all information pertaining in any way to customers of Building Products, and in general, the business and operations of Building Products (collectively the "Confidential Information") are considered confidential and that, during the Term hereof and thereafter, he shall secure the information with the same degree of security as he provides for his own, personal confidential information and documents and not disclose to any person, other than an executive of Building Products or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of Building Products or its parent corporation or any subsidiary thereof (individually or collectively as the context may require, the "Building Products Group"), Confidential Information or use any Confidential Information for any purpose other than the performance of his duties and responsibilities hereunder; PROVIDED, HOWEVER, that Confidential Information shall not include any information (i) known generally to others unrelated to Business Products or readily available to said others - from sources other than Executive (other than as a result of unauthorized disclosure by Executive), or (ii) otherwise known or available to Executive prior to his employment by Building Products. Notwithstanding the foregoing, Executive may disclose the existence of and the terms of this Agreement to Executive's spouse, attorney, accountant, tax return preparer, financial planner and, to the extent necessary, to those persons who have a need to know such information in connection with future employment, if each such person has agreed to keep its existence and provisions confidential, and may disclose confidential information (a) to the extent required by judicial process and (b) with the written consent of the Building Products' Board of Directors or a person authorized thereby.

     9.   NON-COMPETE.

     (a) The term of this Section 9 shall be for a period commencing simultaneously with the Term and ending on the 1st anniversary of the termination of Executive's employment with Building Products for any reason whatsoever (the "Restricted Period") and provided Executive receives compensation pursuant to paragraph 6(a)(iii) hereunder, Executive shall not, during the Restricted Period, (i) directly or indirectly, engage, participate, or make any financial investment (other than a passive investment), in, or become employed by or render advisory or other services to or for any Person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or other business enterprise which is engaged, directly or indirectly, in competition with any member of the Building Products Group, in any geographic area or territory in which any member of the Building Products Group is then engaged in such business, or (ii) solicit, induce or encourage any employee of the Building Products Group to leave his or her employment.

     (b) Executive expressly recognizes and agrees that the restraints imposed by this Section 9 are (i) reasonable as to time; (ii) reasonably necessary to protect the legitimate business interests of Building Products; and (iii) not oppressive. Executive further expressly recognizes and agrees that the failure by Executive to observe and comply with the covenants and agreements in this
Section 9 will cause irreparable
harm to Building Products, that it is and will continue to be difficult to ascertain the harm and damages to Building Products that such a failure by Executive would cause, that the consideration received by Executive for entering into these covenants and agreements is fair, that the covenants and agreements and their enforcement will not deprive Executive of his ability to earn a reasonable living in the field of manufactured windows and doors, and that Executive has acquired knowledge and skills in this field that will allow him to obtain employment without violating these covenants and agreements. Executive further expressly acknowledges that he has been encouraged to and has consulted independent counsel, and has reviewed and considered this Agreement with that counsel before executing this Agreement.

     10. ENFORCEMENT. The parties hereto recognize that the covenants of Executive hereunder are special, unique and of extraordinary character. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which Building Products may have in the event of any breach of Sections 8 and 9 hereof, Building Products shall be entitled to demand specific performance, including without limitation, temporary and permanent injunctive relief, and all other appropriate equitable relief against Executive in order to enforce against Executive, or in order to prevent any breach or any threatened breach by Executive of, the covenants and agreements contained in Sections 8 and 9 hereof. In case of any such breach of this Agreement, nothing herein contained shall be construed to prevent Building Products from seeking such other remedy in the courts as it may elect or invoke.

     11. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to Executive:              If to Building Products:
     ----------------              ------------------------
     David G. Fiore                Board of Directors
     6883 Alcove Lane              Redman Building Products, Inc.
     Plano, TX  75024              3030 LBJ Freeway
                                   Suite 300, LB 66
                                   Dallas, TX  75234
or to such other address as any party hereto may have furnished to the other in writing.

     12.  MISCELLANEOUS.

          (a) No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board of Directors of Building Products.

          (b) No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          (c) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

          (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect; PROVIDED, HOWEVER, that if any provision of this Agreement is deemed or held to be illegal, invalid, or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid, or unenforceable provision as shall be legal, valid, and enforceable.

          (e) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

          (f) This Agreement shall be binding upon Building Products and Building Products' successors and assigns. Building Products will require, in connection with the sale of all or substantially all of the assets of Building Products, that the successor to all or substantially all of the business and/or assets of Building Products, expressly assume and agree to perform this Agreement in the same manner and to the same extent that Building Products would be required to perform it if no such succession had taken place. The failure of Building Products to obtain such agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and shall entitle Executive to compensation from Building Products in accordance with paragraphs 6(a) and (b) hereof.

          (g) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     13. Executive acknowledges that he has read this Agreement, that his execution hereof is knowing and voluntary, that Executive had a reasonable time to deliberate regarding this Agreement, and that Executive understands that he had the right to consult with an attorney regarding this Agreement.

     14. No right or interest of Executive hereunder may be sold, assigned, transferred or pledged, in whole or in part, by operation of law or otherwise, by Executive except pursuant to Executive's testamentary disposition or the laws of descent and distribution.

     15. The parties agree that this Agreement and the Transaction Incentive Agreement of substantially concurrent date herewith: (a) contain and constitute the entire understanding and agreement among them respecting the subject matter hereof, (b) supersede and cancel any previous discussions, negotiations, agreements, commitments and writings respecting such subject matter, and (c) shall not be deemed or construed to create a trust fund or grant a security interest of any kind for the benefit of Executive, and to the extent that Executive acquires any rights to receive the severance payments hereunder, such rights shall be no greater than the right of any unsecured general creditor of Building Products.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first written above.

REDMAN BUILDING PRODUCTS, INC.     EXECUTIVE


By:  /s/James A. Johnson           /s/David G. Fiore
     -------------------------     ---------------------------
     James A. Johnson              David G. Fiore